UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 22, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2011, effective December 21, 2011, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the registrant, Amyris, Inc. (the “Company”), entered into a loan agreement (the “Loan Agreement”) with Banco Pine S.A. (the “Lender”) under which the Lender will provide AB with a short term loan of up to R$35,000,000 (approximately US$18.9 million based on the exchange rate at December 22, 2011) (the “Bridge Loan”). The Bridge Loan is an advance on anticipated early-2012 financing from Nossa Caixa Desenvolvimento, the Sao Paulo State development bank, and the Lender, under which such banks may provide AB with loans of up to approximately R$52 million (approximately US$28.1 million based on the exchange rate as of December 22, 2011) as financing for capital expenditures relating to the Company’s Paraíso Bioenergia S.A. manufacturing facility in Brazil. The interest rate for the Bridge Loan is 119.19% of Brazilian interbank lending rate (approximately 12.8% on an annualized basis). The principal and interest of loans under the Loan Agreement mature and are required to be repaid on February 17, 2012, subject to extension by the Lender. Under the Loan Agreement, AB would owe a prepayment penalty if it repays the loan prior to the maturity date based on the net value of the loan to the Lender if the Bridge Loan were repaid on the maturity date.

The Loan Agreement includes customary events of default, including refusal to perform responsibilities under the Loan Agreement, failure to make payments when due, bankruptcy, liquidation or insolvency, and material judgments. If any event of default under the Credit Agreement occurs, the Lender may declare all borrowings under the Loan Agreement immediately due.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On December 22, 2011, AB borrowed R$35,000,000 under the Loan Agreement on the terms described above. The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 28, 2011	By:	/s/ Jeryl Hilleman
Jeryl Hilleman
Chief Financial Officer